Exhibit 10.1

TRANSITION AGREEMENT

BY AND AMONG

WHIRLPOOL CORPORATION,

WHIRLPOOL S.A.,

AND

PAULO F.M.O. PERIQUITO

This Transition Agreement (the “Agreement”) is made among Whirlpool Corporation (hereinafter “Whirlpool”), Whirlpool S.A. (hereinafter the “Company”), and Paulo F.M.O. Periquito, (hereinafter “Mr. Periquito”). In consideration of Mr. Periquito’s long service and contribution to the success of Whirlpool and the Company, and the mutual promises and covenants, set forth herein, the parties agree to the terms and conditions related to Mr. Periquito’s retirement from his current positions, as set forth herein.

1.	Retirement from Current Positions. Mr. Periquito resigned from his position as President, Whirlpool International effective December 31, 2009. Mr. Periquito will continue as Chairman of the Board of Whirlpool S.A. until the 2010 Annual Meeting of Shareholders of the Company, expected to happen on or before April 30, 2010 (the “Transition Period”).

2.	Employment Termination. By this Agreement, the Parties mutually resolve, in an irrevocable and irreversible manner, to formalize the termination of Mr. Periquito’s employment contract. Such termination will be deemed effective, formalized and perfected, for all legal purposes, as set forth in this Agreement, as of April 30, 2010. For all legal purposes, therefore, the period between the signing date hereof and April 30, 2010 will be considered the notice period.

3.	Ancillary Documents. The Parties hereby undertake to sign all the documents required to formalize the arrangements agreed upon in sections 1 and 2 hereinabove.

4.	Confidentiality; Covenant not to Compete. Mr. Periquito agrees to cooperate fully in a smooth and honorable handover of his duties as Whirlpool’s President and the Company’s Chairman to the new executives to hold such positions. Mr. Periquito agrees that he will at all times keep confidential all confidential and proprietary information and trade secrets of Whirlpool and the Company and will not use nor disclose such information or trade secrets without the specific written permission of Whirlpool, except as may be required in connection with any administrative or legal proceedings. In the event that disclosure is required under such circumstances, Mr. Periquito agrees to notify Whirlpool in advance, if possible, and use his best efforts to maintain the confidentiality of the information. Mr. Periquito agrees that he will not disparage Whirlpool or the Company, its products and processes, or any of their employees or vendors or customers now or in the future.

Mr. Periquito agrees to refrain from being engaged, in any capacity, in the appliance industry in Brazil and in the United States of America for a period of two years beginning as of April 30, 2010. Further, for the same period of time, Mr. Periquito agrees that he will not personally, or in conjunction with others, solicit or recruit current employees of Whirlpool or its subsidiaries to leave employment.

5.	Release. For the consideration set forth herein, Mr. Periquito does hereby forever release and discharge Whirlpool, (which term shall include for purposes of this Section 5, all of its divisions, subsidiaries, affiliates, including the Company, predecessors, successors, assigns, directors, officers, employees and agents, and each of them) from any and all claims, demands, actions, causes of action or suits at law or in equity of whatsoever kind or nature, which Mr. Periquito or his heirs or personal representatives may now or hereafter have or assert against Whirlpool, growing out of or relating to his relationship with Whirlpool or to its termination, including all claims for any contractual or legal severance payments owed as a result of the termination of his duties as President, Whirlpool International and retirement as President of the Company, whether known or unknown. This provision shall not be construed as a waiver of Mr. Periquito’s rights or Whirlpool’s obligations under the Indemnity Agreement entered into between the parties.

6.	Payments. Mr. Periquito will continue to receive his current monthly base salary through the end of the Transition Period. In addition, in consideration of the obligations set forth herein above, the Company will pay to Mr. Periquito the total gross amount, in Brazilian currency, corresponding to 13.82 months of monthly base salary (U.S. $846,475), payable as soon as practicable following the end of the Transition Period.

7.	Other Benefits. As Mr. Periquito’s employment contract is terminating as of April 30, 2010, Mr. Periquito will receive, further to the monies set forth herein, any and all statutory, contractual and other severance benefits owed as a result of his employment termination, including Fundo de Garantia do Tempo de Servico (“FGTS”). Mr. Periquito’s rights with respect to incentive awards under Whirlpool’s Omnibus Stock Incentive Plan and Performance Excellence Plan will be governed by the terms of those awards applicable to qualified retirement. In addition, Mr. Periquito will continue to receive life insurance benefits for the duration of his life and he and his spouse will continue to receive medical and dental insurance benefits, for the duration of their lives, on the terms and conditions he receives currently and substantially similar to those then available to Company executives, provided that the Company is able to continue to obtain such coverage on commercially reasonable terms. The Company will also continue to provide Mr. Periquito with a car and driver through April 30, 2012. The Company will reimburse Mr. Periquito for all reasonable business expenses related to services performed during the Transition Period.

8.	Breach. The parties recognize and agree that a breach of this Agreement shall be actionable by the non-breaching party and shall entitle that party to injunctive relief and other such equitable relief as deemed appropriate by the courts. The parties consent to the jurisdiction of the city of Sao Paulo, State of Sao Paulo, Brazil in any such enforcement action, which shall be governed by the laws of Brazil.

9.	Entire Agreement. Other than as stated herein, Mr. Periquito warrants that no promises or inducements have been offered for this Agreement other than as set forth herein and this Agreement is executed without reliance upon any other promises or representations other than those contained in the Indemnity Agreement referred to in Paragraph 5 above.

Whirlpool Corporation

/s/ PAULO F.M.O. PERIQUITO	By: /s/ DAVID A. BINKLEY
Paulo F.M.O. Periquito	David A. Binkley,
Senior Vice President,
Global Human Resources

February 18, 2010	February 18, 2010
Date	Date

Whirlpool S.A.

/s/ NATALIE C. TESSIER
Natalie C. Tessier,
Vice President,
Human Resources

February 18, 2010
Date

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